Exhibit 10.9

EXECUTION VERSION

FIRST AMENDMENT TO GUARANTY

FIRST AMENDMENT TO GUARANTY, dated as of May 28, 2020 (this “Amendment”) and effective as of April 1, 2020 (the “Effective Date”), by and between TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company (“Guarantor”), and BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales (“Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Repurchase Agreement (as hereinafter defined).

RECITALS

WHEREAS, TPG RE Finance 23, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Seller”) and Purchaser are parties to that certain Master Repurchase Agreement, dated as of August 13, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”);

WHEREAS, Guarantor guaranteed the obligations of Seller under the Repurchase Agreement and the other Transaction Documents pursuant to that certain Guaranty, dated as of August 13, 2019 (as heretofore amended, restated, supplemented or otherwise modified, the “Guaranty”), from Guarantor to Purchaser; and

WHEREAS, Guarantor and Purchaser wish to amend and modify the Guaranty upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor and Purchaser hereby agree that the Guaranty shall be amended and modified as follows:

1.    Amendment of Guaranty. Guarantor and Purchaser hereby agree that the Guaranty shall be amended and modified with retroactive effect effective as of the Effective Date as follows:

(a)    Exhibit A to the Guaranty is hereby amended by inserting the following new definitions in correct alphabetical order:

““CECL Reserve” means, with respect to any Person and as of a particular date, all amounts determined in accordance with GAAP under ASU 2016-13 and recorded on the balance sheet of such Person and its consolidated Subsidiaries as of such date.

“Equity Adjustment” means, with respect to Guarantor and its Subsidiaries on a consolidated basis and as of a particular date, the sum of all CECL Reserves and any loan loss reserves, write-downs, impairments or realized losses taken against the value of any assets of Guarantor or its Subsidiaries from and after April 1, 2020 as of such date; provided, however, in no event shall Equity Adjustment exceed the amount of (a) Total Equity of Guarantor less (b) the product of Total Indebtedness of Guarantor multiplied by twenty-five percent (25%).

“First Amendment Effective Date” means April 1, 2020.

“Total Adjusted Equity” means, with respect to any Person, as of any date of determination, Total Equity of such Person as of such date plus Equity Adjustment for such Person as of such date.”

(b)    Exhibit A to the Guaranty is hereby amended by deleting and replacing the definitions of “Tangible Net Worth” and “Total Equity” in their entirety with the following:

““Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, on a consolidated basis, (a) the total tangible assets of such Person, less (b) the total liabilities of such Person, in each case, on or as of such date and as determined in accordance with GAAP.

“Total Equity” shall mean, as of any date of determination, (a) with respect to any Person, the sum of all shareholder equity of such Person and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, and (b) with respect to Guarantor, (i) the sum of all shareholder equity of such Person and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, plus (ii) the Class B Preferred Equity issued to PE Holder, L.L.C. by Sponsor pursuant to the Investment Agreement dated as of May 28, 2020, between Sponsor and PE Holder, L.L.C., and held by PE Holder, L.L.C. or its Affiliates, or any assignee or transferee thereof).”

(c)    Article V(k) of the Guaranty is hereby deleted in its entirety and replaced with the following:

“(k)     Financial Covenants. Guarantor shall at all times until the Guaranteed Obligations (other than those Repurchase Obligations (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of the Transaction Documents) have been paid in full, satisfy the following financial covenants, as determined on a consolidated basis in accordance with GAAP, consistently applied:

(i)    Minimum Liquidity. Guarantor shall not permit its Liquidity at any time to be less than the greater of (x) $10,000,000 and (y) 5% of Guarantor’s Recourse Indebtedness.

(ii)    Minimum Tangible Net Worth. Guarantor shall not permit its Tangible Net Worth at any time to be less than the sum of (x) $1,100,000,000.00 plus (y) 75% of the proceeds of all equity issuances (net of underwriting discounts and commissions, and other out-of-pocket expenses related to such equity issuances) made by Guarantor or Sponsor, without duplication, after the date of the First Amendment.

(iii)    Maximum Debt-to-Equity Ratio. Guarantor shall not permit the ratio of (x) Total Indebtedness to (y) Total Adjusted Equity at any time to exceed 3:50:1.00.

(iv)    Minimum Interest Coverage Ratio. Guarantor shall not permit, as of any date of determination, the ratio of (x) EBITDA for the period of twelve (12) consecutive months ended on such date (if such date is the last day of a fiscal quarter) or the last day of the fiscal quarter most recently ended prior to such date (if such date is not the last day of a fiscal quarter) to (y) Interest Expense for such period to be less than (A) if such date of determination is a date prior to the First Amendment Effective Date or from and after December 2, 2020, 1.5 to 1.0, and (B) if such date of determination is a date from and after the First Amendment Effective Date but prior to December 2, 2020, 1.4 to 1.0.

In the event that Guarantor or any Subsidiary of TPG Real Estate Finance Trust, Inc. has entered into or shall enter into or amend any other commercial real estate loan repurchase agreement, warehouse facility or credit facility with any other lender or repurchase buyer for the purpose of financing commercial real estate loans comparable to the Purchased Assets (each as in effect after giving effect to all amendments thereof, a “Third Party Agreement”) and such Third Party Agreement contains any financial covenant as to Guarantor for which there is no corresponding financial covenant in this Guaranty at the time such financial covenant becomes effective (each an “Additional Financial Covenant”), or contains a financial covenant that corresponds to a financial covenant in this Guaranty and such financial covenant is more restrictive as to Guarantor than the corresponding financial covenant in this Guaranty as in effect at the time such financial covenant becomes effective (each, a “More Restrictive Financial Covenant” and together with each Additional Financial Covenant, each an “MFN Covenant”), then (A) Guarantor shall promptly notify Purchaser of the effectiveness of such MFN Covenant and (B) unless Purchaser elects otherwise, the financial covenants contained in this Guaranty shall automatically be deemed to be modified to reflect such MFN Covenant (whether through amendment of an existing financial covenant contained in this Guaranty (including, if applicable, related definitions) or the inclusion of an additional financial covenant (including, if applicable, related definitions), as applicable). In the event that all Third Party Agreements that contain an MFN Covenant are or have been amended, modified or terminated and the effect thereof is to make less restrictive as to Guarantor any MFN Covenant or eliminate any MFN Covenant, then, upon Guarantor providing written notice to Purchaser of the same (each, an “MFN Step Down Notice”), the financial covenants in this Guaranty shall automatically be deemed to be modified to reflect only such MFN Covenants which are then in effect as of the date of any such MFN Step Down Notice; provided, however, that in no event will the foregoing cause the financial covenants of Guarantor to be any less restrictive than the financial covenants expressly set forth in this Guaranty as of the Closing Date. Promptly upon request by Purchaser, Guarantor shall execute any amendments, supplements, modifications and other instruments as Purchaser may reasonably require from time to time in order to document any such modification and otherwise carry out the intent and purposes of this paragraph.”

2.    Amendment of Transaction Documents. From and after the date hereof, all references in the Repurchase Agreement and the other Transaction Documents to the “Guaranty” shall be deemed to refer to the Guaranty as amended and modified by this Amendment and as same may be further amended, modified and/or restated.

3.    Reaffirmation of Representations and Warranties. Guarantor hereby represents and warrants to Purchaser that, as of the date hereof, (i) it has the power to execute, deliver and perform its respective obligations under this Amendment, (ii) this Amendment has been duly executed and delivered by it for good and valuable consideration, and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles, and

(iii) neither the execution and delivery of this Amendment, nor the consummation by it of the transactions contemplated by this Amendment, nor compliance by it with the terms, conditions and provisions of this Amendment will conflict with or result in a breach of any of the terms, conditions or provisions of (A) its organizational documents, (B) any contractual obligation to which it is now a party or the rights under which have been assigned to it or the obligations under which have been assumed by it or to which its assets are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of its assets, other than pursuant to this Amendment, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to it, or (D) any applicable Requirement of Law, in the case of clauses (B)-(D) above, to the extent that such conflict or breach is reasonably likely to result in a Material Adverse Effect. Guarantor hereby represents and warrants to Purchaser that all of the representations and warranties set forth in Article IV of the Guaranty remain true and correct in all material respects as of the date hereof.

4.    Counterparts. This Amendment may be executed by each of the parties hereto in any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment in Portable Document Format (PDF) or executed via DocuSign by facsimile or email transmission shall be effective as delivery of a manually executed original counterpart thereof.

5.    GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

6.    Expenses. Seller hereby acknowledges and agrees that Seller shall be responsible for all reasonable out-of-pocket costs and expenses of Purchaser in connection with documenting and consummating the modifications contemplated by this Amendment, including, but not limited to, the reasonable fees and expenses of Purchaser’s external legal counsel.

7.    Reaffirmation of Guaranty. Guarantor acknowledges and agrees that, except as modified hereby, the Guaranty remains unmodified and in full force and effect and enforceable in accordance with its terms, including, for the avoidance of doubt, Article V(k) of the Guaranty.

8.    Repurchase Agreement, Guaranty and Transaction Documents in Full Force and Effect. Except as expressly amended hereby, Seller and Guarantor acknowledge and agree that all of the terms, covenants and conditions of the Repurchase Agreement and the Transaction Documents remain unmodified and in full force and effect and are hereby ratified and confirmed in all respects.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

PURCHASER:

BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales

By:	/s/ Francis X. Gilhool
Name:	Francis X. Gilhool
Title:	MD

[Signature Page to First Amendment to Guaranty (TRT-Barclays)]

GUARANTOR:

TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company

By:	/s/ Matthew Coleman
Name:	Matthew Coleman
Title:	Vice President

Acknowledged and Agreed as of the date first set forth above:

SELLER:

TPG RE FINANCE 23, LTD.,
an exempted company incorporated with limited liability under the laws of the Cayman Islands

By:	/s/ Matthew Coleman
Name:	Matthew Coleman
Title:	Vice President

[Signature Page to First Amendment to Guaranty (TRT-Barclays)]